LocatorX, Inc. DOS/A

Exhibit 6.4

CONSULTING AGREEMENT

THIS AGREEMENT made and entered into this 1st day of January, 2018 (“Effective Date”), by and between LocatorX, Inc., a Florida Corporation (hereinafter called the “LocatorX”), and

Name: John Glover       Phone:       Email:       of:

Address: 6750 Linford Lane. Jacksonville, Florida 32217

(hereinafter called the “Consultant”).

LocatorX and Consultant are collectively, the “Parties.”

W I T N E S S E T H:

WHEREAS, LocatorX is a corporation formed pursuant to the laws of the State of Florida and is presently in existence and in good standing; and

WHEREAS, the parties hereto believe it to be in their best interests to create a definite and certain Consulting Agreement under the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.              Engagement. LocatorX hereby engages the Consultant, and the Consultant hereby accepts such engagement upon the terms and subject to the conditions set forth in this Agreement from January 1 to December 31, 2018.

2.              Term. The term of the Consultant’s engagement hereunder shall commence as of the Effective Date and shall continue, unless earlier terminated as hereinafter provided.

3.              Compensation. LocatorX shall pay to Consultant a consulting fee of $10,000 per month and equity compensation via stock options (see attached schedule) while engaged by LocatorX. Moreover, the Consultant shall be awarded a cash bonus related to any LocatorX financing during the term of this Agreement; the bonus shall be 2% of the gross proceeds of any financing, unless superseded by mutually agreed terms by the parties. For purposes of the Company’s Reg A+ offering, the Consultant shall be entitled to a bonus payment of 2% of the net proceeds of the Offering with consideration paid 1.25% in cash and 0.75% in Company common stock. The monthly consulting fee will be paid bi-monthly and any bonus will be paid within 15 days after receipt of funding.

4.              Scope of Services. Consultant shall provide financial consulting services under the direction of William Meadow. These services will assist LocatorX in its fund raising and regulatory filing activities and other goals as determined by LocatorX management. Consultant shall devote such time, energy and attention as may be reasonably necessary in performing the Consultant’s duties pursuant to this Agreement with a minimum of 50% of each work week. Such services to be requested on an as-needed basis by LocatorX (via its “Work Order”). Material work priorities are as follows (though not necessarily limited to this list):

1)	support Ken Klicker and auditors LBBCPA to complete all financial audits/reviews in the normal course of business

2)	support Cavas Pavri of Schiff Hardin to help file the RegA+ 1-A filing and all related documentation

3)	help raise up to $1 million in additional equity funding prior to SEC Form 1-A final review

4)	provide guidance to Ken Klicker and Laura Gersbeck on corporate filings and equity documents

5)	help prepare all board filings and corporate book for investors, auditors, and regulators

6)	report to the Audit Committee of the Board of Directors of LocatorX as required

7)	assist the Directors of LocatorX in preparation of Board meeting agenda

8)	participate in and provide guidance in all marketing & strategic licensing business discussions

9)	help prepare and work with auditors for MVPI and the entirety of SEC filings past due and forthcoming

Consultant Initials ____________________

5.             Independent Contractor Relationship. In performance of Consultant’s duties and obligations under this Agreement, it is mutually understood and agreed that Consultant operates a distinct business from LocatorX and shall at all times be acting and performing as an Independent Contractor. As such, upon receipt of any Work Order or other request from LocatorX, Consultant shall determine the details of its work methods and practices, use its discretion in assignment of personnel, provide its own tools and instrumentalities, and perform its duties at its own work site. Except as otherwise specifically provided in this Agreement, employees of Consultant shall not be eligible to participate in any of the benefit programs provided by LocatorX for its employees.

6.             Work Made For Hire.

(a)    It is hereby expressly acknowledged and agreed by Consultant that all materials, whether tangible, digital or other form, created, authored or otherwise produced by Consultant, its employees, agents or subcontractors, in connection with the provision of services pursuant to this Agreement or by any Work Order or other request from LocatorX, including, without limitation, all inventions, creations, expressions, improvements, computer programs, specifications, operating instructions and all other documentation, whether or not subject to patent or copyright protection, which are first conceived or made or first actually or constructively reduced to practice during the term of this Agreement or within twenty (24) months following the expiration or cancellation hereof, whether based in whole or in part on or derived from information supplied by LocatorX, whether preliminary or final, and on whatever media rendered (collectively, the “Work Product”), shall be deemed as Work Made For Hire. Such Work Made For Hire shall remain the exclusive property of LocatorX which shall have the unlimited right to make, have made, use, copy, display in public, reconstruct, repair, modify, reproduce, publish, distribute and sell the Work Product, in whole or in part, or combine the Work Product with other matter, or not use the Work Product at all, as it sees fit. Before Consultant commences creation, authorship or production of Work Product it shall identify to LocatorX in writing any technology, information, computer programs or other documentation owned by or licensed to Consultant prior to the commencement of provision of its services, which will be useful or necessary to the Work Product (“Consultant Property”).

(b)    In consideration of LocatorX’ payment to Consultant of amounts that may come due under this Agreement, and to the extent that title to any such Work Product may not, by operation of law, vest in LocatorX, or such Work Product may not be considered to be Work Made For Hire, Consultant hereby (i) irrevocably transfers and assigns to LocatorX in perpetuity all worldwide right, title and interest in and to the patent rights, copyrights, trade secrets and other proprietary rights (including, without limitation, applications for registration thereof, and all priority rights therein under applicable international conventions for the protection of such rights) in, and ownership of, the Work Product that Consultant may have, as and when such rights arise, and (ii) grants to LocatorX an unrestricted, irrevocable, nonexclusive, worldwide, fully paid up, perpetual license, with the right to sublicense, in and to Consultant’s proprietary rights to the Consultant Property required for use in connection with the Work Product.

(c)    Consultant shall cooperate fully in (i) vesting in LocatorX the ownership of the proprietary rights to the Work Product, and (ii) assisting LocatorX in obtaining patent, copyright or any other intellectual property rights in the Work Product and in maintaining and protecting LocatorX’ proprietary rights, including, without limitation, executing any documents which LocatorX reasonably deems necessary for such purpose.

(d)    Title to all materials and documentation furnished by LocatorX to Consultant, including, without limitation, system specifications, shall remain in LocatorX. Consultant shall deliver to LocatorX, in reasonably satisfactory condition, any and all such Work Product and property, including all copies thereof on whatever media rendered, upon (i) LocatorX’ request, (ii) completion of any work order, or (iii) the termination of this Agreement for any reason. Upon such forfeiture of Work Product to LocatorX, Consultant expressly agrees that within ten (10) days it shall destroy any and all Work Product or remnants of Work Product, including but not limited to, notes, computer source code, and all other digital and hard-copy data which references, defines or describes any Work Product.

Consultant Initials ____________________

7.             Non-competition Agreement. Consultant recognizes and acknowledges that as a result of this Agreement with LocatorX, Consultant will have access to and acquire valuable information and training, will work with patents which LocatorX holds world-wide rights, and will gain highly specialized knowledge. Consultant expressly acknowledges that the passing on, misuse or misappropriation of such information, training or specialized knowledge will cause immeasurable and irreparable harm to LocatorX. Consultant expressly acknowledges that as an inducement to LocatorX to enter this Agreement with Consultant, Consultant agrees that for a period of thirty six (36) months after termination of this Agreement Consultant will not directly or indirectly engage in the business of designing, developing, or consulting the design or development by any third party of software, products or services in the field of products and services offered by LocatorX or such other products that may infringe upon rights held by LocatorX or LocatorX customers under its licensed patents or other protectible interests, either as an employee, officer, director, sole proprietor, independent contractor, representative, agent partner, joint venturer, shareholder or principal.

8.             Nondisclosure Agreement. Consultant recognizes and acknowledges that as a result of this Agreement with LocatorX, Consultant will have access to and acquire valuable and confidential information of a special and unique nature relating to but not limited to LocatorX’ technologies, source code, licensed and pending patents, processes, trade secrets, sales, service, pricing, costs, customers, prospective or potential customers (all of which hereinafter is referred to collectively as the “Proprietary Confidential Information”). As an inducement to LocatorX to enter this Agreement with Consultant, Consultant agrees that for a period of thirty-six (36) months after termination of this Agreement that Consultant nor any of its agents, shall directly or indirectly, use, divulge, or disclose for any purpose whatsoever all or any part of the Proprietary Confidential Information.

9.             Nonsolicitation, Non-Recruitment and Non-Hiring Agreement. Consultant recognizes and acknowledges that as a result of this Agreement with LocatorX, Consultant will come in contact with other individuals who are employees or consultants of LocatorX and that the employees or consultants have received considerable training by LocatorX. As an inducement to LocatorX to enter this Agreement, Consultant agrees that he will not solicit, recruit or hire any current employee or consultant of LocatorX for a period of thirty-six (36) months after termination of this Agreement.

10.           Use of Name and Publicity. Consultant agrees that it shall not, without the prior written consent of LocatorX in each instance, (i) use in advertising, publicity or otherwise the name of LocatorX, or any partner or employee of LocatorX, nor any trade name, trade secret, trade dress, trademark, trade device or simulation thereof owned by LocatorX, or (ii) represent, directly or indirectly, that any product or any service provided by Consultant has been approved or endorsed by LocatorX.

11.          Engagement Withholdings/Workers’ Compensation. Consultant nor any employee of Consultant is in any way, directly or indirectly, expressly or by implication, employed by LocatorX or by the respective officers, stockholders or directors thereof, for the purpose of any tax, withholding or contributions levied by the federal government or any agency thereof, including, but not limited to, the Internal Revenue Service and/or Federal Social Security Administration, or by any State or City government or agency thereof, or any federal, state and/or local law with respect to employment or unemployment, disability or compensation for engagement, worker’s compensation or otherwise. Consultant accepts exclusive liability for any and all payroll taxes, income tax withholdings and/or contributions, in any form, whatsoever, not only with respect to Consultant, but also with respect to any and all agents, employees and individuals whose compensation is paid by Consultant, with Consultant saving, indemnifying and holding LocatorX harmless therefrom. Consultant represents that it has provided workers’ compensation coverage for its employees or is excused or exempted from the provision of workers’ compensation coverage. In any case, Consultant shall provide LocatorX, on demand, documentation demonstrating its provision of workers’ compensation coverage or its legal excuse or exemption, with such documentation to be in conformance with the requirements of Chapter 440, Florida Statutes.

12.           Warranties.

Consultant warrants that:

(a)            All Work Product produced under this Agreement shall be of original development, all Consultant Property shall be of original development or properly licensed by Consultant, as the case may be, and all Work Product and Consultant Property shall not infringe or violate any patent, copyright, trade secret, trademark, or other third party intellectual property right;

(b)            Consultant shall perform all services under this Agreement on a professional best efforts basis in a workmanlike and expeditious manner;

(c)            Consultant has full authority to enter into this Agreement;

(d)            All obligations owed to third parties with respect to the services to be provided by Consultant under this Agreement are or will be fully satisfied by Consultant;

(e)            Work Product will not contain any viruses or other disabling systems, applications, devices or components; and

Consultant Initials ____________________

(f)             Consultant will comply with all applicable federal, state, and local laws and regulations in the performance of all services under this Agreement.

13.            Termination of this Agreement. This Agreement may be terminated by an express written agreement signed by both of the parties hereto. LocatorX may terminate this Agreement by giving no less than ten (10) days notice to Consultant. If the engagement of the Consultant is terminated pursuant to this Section 13, then LocatorX shall pay to the Consultant any compensation earned but not paid to the Consultant through the last date of service to LocatorX. Such payment shall be in full and complete discharge of any and all liabilities or obligations of LocatorX to the Consultant hereunder, and the Consultant shall be entitled to no further benefits under this Agreement or otherwise.

14.            Compliance with other Agreements. The Consultant represents and warrants that the execution of this Agreement and performance of the Consultant’s obligations hereunder will not conflict with, result in the breach of any provision of or the termination of or constitute a default under any agreement to which the Consultant is a party or by which the Consultant is or may be bound.

15.            Waiver of Breach. The waiver by LocatorX of a breach of any of the provisions of this Agreement by the Consultant shall not be construed as a waiver by LocatorX of any other prior, simultaneous or subsequent breach by the Consultant.

16.            Binding Effect; Assignment. The rights and obligations of the Consultant under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of LocatorX. The rights, obligations and interests of the Consultant hereunder may be sold, assigned, transferred, pledged or hypothecated.

17.            Entire Agreement. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by both parties.

18.            Survival. The Parties acknowledge that paragraphs 5 through 10, 15 through 17, and 19 through 23, herein, shall survive the termination of this agreement whether terminated by expiration of time or pursuant to paragraph 13, herein.

19.            Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. If a court of competent jurisdiction is empowered to modify any covenant which may be deemed overbroad, overreaching or otherwise overly burdensome on a party, the Parties, in any dispute over such covenant shall seek the least extensive modification by the court such that the modified covenant reflects as nearly as possible the original intent of the Parties as set forth herein.

20.            Governing Law. Florida law will govern in any dispute submitted to litigation without reference to any rules of conflict or choice of laws, which require the application of the laws of any other jurisdiction. The parties hereby submit to personal jurisdiction and venue in the State and Federal courts located in Duval County, Florida with respect to any litigation brought in connection with this Agreement, and hereby waive any right they may have to a trial by jury in connection with such litigation.

21.            Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified or registered mail, first class, return receipt requested, with an electronic copy to the parties at the following addresses:

To LocatorX:	William D. Meadow
LocatorX, Inc. 2850 Isabella Blvd Jacksonville Beach, Florida 32250 BillyMeadow@LocatorX.com

Consultant Initials ____________________

To the Consultant:	Name: John Glover
Address: 6750 Linford Lane
City St Zip Country: Jacksonville, Florida 32217 USA
Email:
Phone:

22.            Strict Construction. The language used in this Agreement shall be deemed to be in the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied for or against any party by reason of such party being deemed the draftsman hereof.

23.            Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

LocatorX:

By:	/s/ William D. Meadow
Print Name: William D. Meadow
Its: President

CONSULTANT:

By:	/s/ John C. Glover

Print Name: John C. Glover

Consultant Initials ____________________

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